Exhibit 99.1
National Interstate Corporation Reports Strong 2011 First Quarter Results
•	Gross premiums up +27%

•	After-tax earnings from operations up +9%

•	ROE of 12.2%
Richfield, Ohio, May 3, 2011 — National Interstate Corporation (Nasdaq: NATL) today reported 2011 first quarter gross premiums written of $134.3 million and net after- tax earnings from operations of $10.0 million or $.52 per share. Gross premiums written increased 27% compared to the 2010 first quarter from growth in existing businesses as well as the favorable impact from the acquisition of Vanliner Insurance Company in July 2010. Net after-tax earnings from operations also increased 9% compared to last year reflecting an increase in investment income and continued profitable underwriting results.
The table below shows the Company’s net income determined in accordance with U.S. generally accepted accounting principles (GAAP), reconciled between net after-tax earnings from operations, after-tax net realized gain from investments, the change in the valuation allowance on deferred tax assets related to net capital losses, and the after-tax impact from the balance sheet guaranty related to the Vanliner acquisition, all of which are non-GAAP financial measures.

	Three Months Ended March 31,
	2011	2010
	(In thousands, except per share data)
Net after-tax earnings from operations	$10,019	$9,202
After-tax net realized gain from investments	780	574
Change in valuation allowance related to net capital losses	—	810
After-tax impact from balance sheet guaranty for Vanliner	(1,271)	—

Net income	$9,528	$10,586

Net after-tax earnings from operations per share, diluted	$0.52	$0.48
After-tax net realized gain from investments per share, diluted	0.04	0.03
Change in valuation allowance related to net capital losses per share, diluted	—	0.04
After-tax impact from balance sheet guaranty for Vanliner, diluted	(0.07)	—

Net income per share, diluted	$0.49	$0.55

Earnings from Operations:
Net after-tax earnings from operations, comprised of underwriting income and net investment income, was $10.0 million for the 2011 first quarter compared to $9.2 million for the 2010 first quarter. The increase is the result of greater net investment income and net earned premium, partially offset by higher claims costs. Underwriting expenses were also lower in the 2011 first quarter compared to the prior year. The Company excluded the impact from the balance sheet guaranty associated with the Vanliner acquisition from the net after-tax earnings from operations as well as from the following ratios to reflect the results of ongoing operations:

	Three Months Ended March 31,
	2011(a)	2010
Losses and loss adjustment expense ratio	67.0%	61.4%
Underwriting expense ratio	23.5%	25.1%

Combined ratio	90.5%	86.5%
These underwriting ratios exclude the impact of the runoff of the guaranteed Vanliner business, based on $15.3 million of premiums earned for the 2011 first quarter.
Claims: The loss and loss adjustment expense (LAE) ratio for the 2011 first quarter of 67.0% was 5.6 percentage points higher than the 2010 first quarter. The period over period variance was due in part to favorable claims results experienced in the 2010 first quarter, elevated losses in the specialty personal lines component in the

2011 first quarter, and the impact from several periods of single digit rate decreases in the traditional transportation products. The 2011 first quarter loss and LAE ratio was consistent with the results achieved for the 2010 full year.
The Company experienced unfavorable development from prior year claims, excluding the Vanliner balance sheet guaranty, of $0.2 million which reduced the loss and LAE ratio by 0.2 percentage points for the 2011 first quarter, compared to 2.4 percentage points of favorable development for the 2010 first quarter.
Expenses: The Company’s quarterly underwriting expense ratios could vary based on the mix of business written or non-recurring items such as costs associated with the Vanliner acquisition, but the Company has consistently reported underwriting expense ratios in the mid 20% range for the past several years. The underwriting expense ratio of 23.5% for the 2011 first quarter is within the expected range.
Investment Income: Net investment income of $6.9 million for the 2011 first quarter is 39% above last year reflecting the addition of the Vanliner portfolio. Investment income has increased gradually each quarter since adding the Vanliner portfolio as the cash and maturities from the acquired portfolio have been reinvested in higher yielding instruments.
Dave Michelson, President and Chief Executive Officer commented, “All three aspects of our operating earnings, claims, expenses and investments, performed well during the quarter and within expected ranges.”
Realized Investment Gains:
The Company generated net realized gains from investments of $1.2 million for the 2011 first quarter primarily from security sales. The sales during the quarter were part of the Company’s ongoing investment management which includes realizing gains in the portfolio for reinvestment.
The Company maintains a high quality and diversified portfolio with approximately 90% of its holdings rated as investment grade. The fair value and unrealized gains (losses) by investment type were as follows:

	March 31, 2011
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$160,063	$781
Foreign government	5,650	(72)
State and local government	278,526	1,224
Mortgage backed securities	211,838	(589)
Corporate obligations	247,372	4,435
Preferred redeemable securities	12,746	(48)

Total fixed maturities	$916,195	$5,731

Perpetual preferred stock	1,506	197
Common stock	42,894	3,225

Total equity securities	$44,400	$3,422

Cash and short-term investments	$25,079	$—

Total	$985,674	$9,153

Deferred Income Tax Valuation Allowance and Impact from the Vanliner Guaranteed Runoff Business:
In 2008, the Company established a valuation allowance on deferred tax assets associated with its net realized investment losses, primarily impairment charges during the financial crisis, which increased the 2008 effective tax rate. Beginning in the 2009 first quarter and continuing through the 2010 first quarter, this valuation allowance decreased resulting in a corresponding decrease in the federal income tax expense. No valuation allowance against deferred tax assets existed subsequent to March 31, 2010.

As previously disclosed, the seller of Vanliner provided National Interstate with comprehensive financial guarantees related to the runoff of Vanliner’s final balance sheet whereby both favorable and unfavorable balance sheet development inures to the seller. Additionally, as a result of purchase accounting requirements the Company was required to determine the fair value of the future economic benefit of the financial guarantees and acquired loss reserves, as of the date of acquisition, despite the fact that actual gains and losses related to the financial guaranty will be reflected in operations as they are incurred in future periods. As a result, the timing of the revenues and expenses associated with the guaranteed runoff business will not occur in the same period and will result in combined ratios which are not consistent with the negotiated combined ratio which was to approximate 100% for the Vanliner guaranteed business. As such, the after-tax impact from the runoff business guaranteed by the seller of $1.3 million has been removed from the net after-tax earnings from operations to reflect only those results of the ongoing business.
Gross Premiums Written:
Mr. Michelson said, “We are very happy with our continued top line growth. While the Vanliner acquisition again accounted for much of the growth, our Alternative Risk Transfer component is also adding to our top line. In addition, although not a significant contributor in the 2011 first quarter, we are starting to see some signs of improving market conditions in our traditional commercial insurance markets.”
The table below summarizes gross premiums written by business component:

	Three Months Ended March 31,
	2011		2010
	Amount	Percent	Amount	Percent
		(Dollars in thousands)
Alternative Risk Transfer	$80,861	60.2%	$65,945	62.3%
Transportation	34,097	25.4%	18,052	17.1%
Specialty Personal Lines	14,660	10.9%	16,889	16.0%
Hawaii and Alaska	3,678	2.7%	4,001	3.8%
Other	1,017	0.8%	917	0.8%

Gross premiums written	$134,313	100.0%	$105,804	100.0%

Alternative Risk Transfer (ART): The ART component grew 23% for the 2011 first quarter which was attributable to growth in existing programs. Also contributing to this growth was the continued near 100% renewal rate in ART group programs. This component continues to provide growth opportunities for the Company with the potential to enhance existing products such as the introduction of new moving and storage ART group programs and several new opportunities continually in the pipeline.
Transportation: Beginning in the 2010 third quarter, business written as a result of the Vanliner acquisition was reported in the Transportation component, which accounted for the 2011 first quarter growth in this component. The moving and storage premiums that have been written through Vanliner during the initial three quarters following the acquisition were consistent with the Company’s expectations. The 2011 first quarter passenger and truck transportation premiums excluding Vanliner were below 2010 first quarter. The Company continues to experience competitive pricing in its traditional transportation products that affects growth opportunities in the Transportation component.
Specialty Personal Lines: Gross premiums written in the specialty personal lines component were down 13% for the 2011 first quarter. The growth in this component slowed in 2010 primarily due to underwriting and pricing actions related to the commercial vehicle product that have been in place since 2009. The Company also experienced a decline in quotes for the recreational vehicle product in the 2011 first quarter which adversely affected the top line for this component.
Hawaii and Alaska: 2011 first quarter gross premiums written in this component were below last year reflecting continued competitive market conditions.

Summary Comments:
“The first quarter provided a very good start to 2011; both our top line and operating earnings are ahead of last year. The Vanliner business continues to perform as expected having a favorable impact on our results. Our underwriting performance with a combined ratio from ongoing operations of 90.5% and our improved investment income and realized investment gains contributed to solid earnings for the quarter,” stated Mr. Michelson.
Quarterly Dividend
The Company’s Board of Directors approved a quarterly dividend of $0.09 per share on April 28, 2011. The cash dividend will be payable on June 13, 2011 to shareholders of record of the Company’s common stock as of the close of business on May 31, 2011.
Earnings Conference Call
The Company will hold a conference call to discuss the 2011 first quarter results tomorrow, Wednesday, May 4, 2011 at 10:00 a.m. Eastern Daylight Savings Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing 888-679-8040 and providing the confirmation code 78284819. Please dial in 5 to 10 minutes prior to the scheduled starting time. To pre-register for the conference call, go to https://www.theconferencingservice.com/prereg/key.process?key=PTX9TNFN3 and follow the instructions provided. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website
Forward-Looking Statements
This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to manage our growth strategy, customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.
About National Interstate Corporation
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).
Contact:
Tanya Inama
National Interstate Corporation
877-837-0339
investorrelations@nationalinterstate.com
www.natl.com

NATIONAL INTERSTATE CORPORATION
SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
Operating Data:
Gross premiums written	$134,313	$105,804

Net premiums written	$110,252	$81,454

Premiums earned	$105,139	$70,181
Net investment income	6,902	4,959
Net realized gains on investments (*)	1,200	882
Other	1,116	818

Total revenues	114,357	76,840
Losses and loss adjustment expenses	74,659	43,104
Commissions and other underwriting expenses	20,325	14,836
Other operating and general expenses	4,541	3,626
Expense on amounts withheld	840	809
Interest expense	54	12

Total expenses	100,419	62,387

Income before income taxes	13,938	14,453
Provision for income taxes	4,410	3,867

Net income	$9,528	$10,586

Per Share Data:
Net income per common share, basic	$0.49	$0.55
Net income per common share, assuming dilution	$0.49	$0.55

Weighted number of common shares outstanding, basic	19,366	19,328
Weighted number of common shares outstanding, diluted	19,475	19,409

Cash dividend per common share	$0.09	$0.08

(*) Consists of the following:
Realized gains before impairment losses	$1,200	$882

Total losses on securities with impairment charges	—	—
Non-credit portion in other comprehensive income	—	—

Net impairment charges recognized in earnings	—	—

Net realized gains on investments	$1,200	$882

GAAP Ratios:
Losses and loss adjustment expense ratio	71.0%	61.4%
Underwriting expense ratio	22.6%	25.1%

Combined ratio	93.6%	86.5%

Return on equity (a)	12.2%	15.2%
Average shareholders’ equity	$313,412	$277,903

	At March 31,	At December 31,
	2011	2010 (b)
Balance Sheet Data (GAAP):
Cash and investments	$985,674	$965,204
Reinsurance recoverable	205,825	208,590
Amounts refundable on purchase price of Vanliner	—	14,256
Intangible assets	8,894	8,972
Total assets	1,497,932	1,488,605
Unpaid losses and loss adjustment expenses	798,559	798,645
Long-term debt	20,000	20,000
Total shareholders’ equity	$317,246	$309,578
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities	$313,521	$305,441
Book value per common share, basic (at period end)	$16.38	$15.99
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)	$16.19	$15.78
Common shares outstanding at period end (c)	19,367	19,356

(a)	The ratio of annualized net income to the average of shareholders’ equity at the beginning and end of the period

(b)	Certain line items and ratios associated with the 2010 results have been impacted by the required purchase accounting related to the Vanliner acquisition.

(c)	Common shares outstanding at period end include all vested common shares. At March 31, 2011 and December 31, 2010 there were 73,800 and 88,500, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in the calculation upon vesting.